    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 2002
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               WFS FINANCIAL INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                            6035                            33-0291646
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                   23 PASTEUR
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                  JOY SCHAEFER
                            CHIEF EXECUTIVE OFFICER
                               WFS FINANCIAL INC
                                   23 PASTEUR
                         IRVINE, CALIFORNIA 92618-3816
                                 (949) 727-1002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                           -------------------------

                                   COPIES TO:
                              ANDREW E. KATZ, ESQ.
                        MITCHELL, SILBERBERG & KNUPP LLP
                          11377 WEST OLYMPIC BOULEVARD
                       LOS ANGELES, CALIFORNIA 90064-1683
                                 (310) 312-2000
                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF SECURITIES                AMOUNT TO BE          OFFERING PRICE          AGGREGATE            AMOUNT OF
          TO BE REGISTERED                  REGISTERED              PER SHARE         OFFERING PRICE     REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........     5,571,229 Shares            $19.74            $109,976,060          $10,117.79
----------------------------------------------------------------------------------------------------------------------------
Subscription Warrants...............    34,820,181 Warrants            (2)                  (2)                 None
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based upon the proposed estimated offering price per share.

(2) No separate consideration will be received for the subscription warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY

PROSPECTUS
DATED AS OF JANUARY 22, 2002
SUBJECT TO COMPLETION

                                5,571,229 SHARES

                            [WFS FINANCIAL INC LOGO]

                                  COMMON STOCK
                 ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS
--------------------------------------------------------------------------------

     We are distributing to our shareholders of record as of the close of business on February 9, 2002 transferable subscription rights to purchase shares of our common stock at a price of $19.74 per share.

     - You will receive one (1) right for each share of our common stock that you own and for each six and one-quarter (6.25) rights that you receive you will be entitled to purchase one (1) share of common stock.

     - If you exercise all of your rights, you will also have the right to oversubscribe on a pro rata basis for additional shares of our common stock not purchased by other shareholders.

     - Our common stock is traded on the Nasdaq National Market(R) under the symbol "WFSI" and the last reported sales price of our common stock on the Nasdaq National Market(R) on January 18, 2002 was $21.79 per share. The rights will be listed to trade on the Nasdaq National Market(R) under the symbol "WFSIR".

     - The rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., Eastern Standard Time, on March 5, 2002, unless we extend the expiration date. We will not extend the expiration date, in any event, beyond March 31, 2002.

     - Your exercise of rights is irrevocable. If this offering is terminated or if you oversubscribe for more shares than are available, your funds will be returned to you promptly, with interest if you subscribed using immediately available funds.

     - IF ALL OF THE SHARES OFFERED ARE PURCHASED, OUR TOTAL OUTSTANDING SHARES OF COMMON STOCK WILL BE INCREASED BY 16%. IF YOU DO NOT EXERCISE ANY OF THE RIGHTS DISTRIBUTED TO YOU, YOUR PERCENTAGE INTEREST AS A SHAREHOLDER WILL BE DILUTED BY APPROXIMATELY 14%.

     - WESTERN FINANCIAL BANK IS THE BENEFICIAL OWNER OF APPROXIMATELY 83% OF OUR COMMON STOCK. WESTERN FINANCIAL BANK HAS INFORMED US THAT IT INTENDS TO EXERCISE THE RIGHTS DISTRIBUTED TO IT AND THAT IT EXPECTS TO ALSO EXERCISE ITS RIGHT TO OVERSUBSCRIBE.

----------------------------------------------------------------------------------------
                                                        Per Share             Total
----------------------------------------------------------------------------------------
Offering price:                                          $19.74          $   109,976,060
----------------------------------------------------------------------------------------

THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AUTHORITY OR AGENCY.
--------------------------------------------------------------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 22, 2002.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
  WFS Financial Inc.................    1
     Our Company....................    1
     The History of Our Company.....    2
     Market and Competition.........    3
     Our Business Strategy..........    3
     Our Address....................    6
  The Offering......................    7
The Westcorp Rights Offering........    9
  Summary Financial Data............   10
Risk Factors........................   12
  Risks Related to the Offering.....   12
  Risks Related to Us...............   13
  Risks Related to Factors Outside
     Our Control....................   16
Use of Proceeds.....................   18
Dividend Policy.....................   18
The Offering........................   18
  The Rights........................   18
  Basic Subscription Right..........   19
  Oversubscription Right............   19
  Subscription Price................   20
  Determination of the Subscription
     Price..........................   20
  Expiration Time and Date..........   20
  Plan of Distribution..............   20
  Principal Stockholders............   21

                                      Page
  Subscription Procedures...........   21
  Subscription Payments.............   23
  Interest on Subscription Funds....   23
  Notice of Guaranteed Delivery.....   24
  No Revocation.....................   24
  Method of Transferring Rights.....   24
  Procedures for DTC Participants...   25
  Subscription Agent................   26
  Foreign Stockholders; Stockholders
     with APO or FPO Addresses......   26
  Regulatory Limitation.............   26
  Withdrawal of this Offering.......   26
  Issuance of the Common Stock......   26
  No Board Recommendation...........   27
  No Effect on Stock Options or
     Bonus Interests................   27
Shares of Common Stock Outstanding
  After the Offering................   27
Material Federal Income Tax
  Consequences......................   27
Legal Matters.......................   28
Experts.............................   29
Forward-Looking Statements..........   29
Where You Can Find More
  Information.......................   29
Incorporation by Reference..........   30
Material Changes....................   30

                               PROSPECTUS SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before deciding to invest in shares of our common stock.

                               WFS FINANCIAL INC

OUR COMPANY

     We are one of the nation's largest independent automobile finance companies with 29 years of experience in the automobile finance industry. We originate, service and securitize new and used automobile installment contracts, which are generated through our relationships with over 7,800 franchised and independent automobile dealers in 43 states. We originated $3.7 billion of automobile contracts during the nine months ended September 30, 2001, and serviced a portfolio of $8.0 billion of automobile contracts at September 30, 2001.

     We provide service to dealers through our nationwide network of business development representatives. Our business development representatives provide dealers with a single contact to whom they can sell most of their automobile contracts. Unlike many of our competitors, we offer programs for both prime and non-prime borrowers. Approximately 74% of our contract originations are with borrowers who have strong credit histories, otherwise known as prime borrowers, and approximately 26% or our contracts are with borrowers who have overcome past credit difficulties, otherwise known as non-prime borrowers. We do not offer programs for borrowers who are currently experiencing or recently have experienced credit difficulties, otherwise known as sub-prime borrowers.

     We underwrite contracts through a credit approval process that is supported and controlled by a centralized, automated front-end system. This system incorporates proprietary credit scoring models and industry credit scoring models and tools, which enhance our credit analysts' ability to tailor each contract's pricing and structure to maximize risk-adjusted returns. Our underwriters earn incentives based on the profitability rather than the volume of the contracts that they purchase.

     We structure our business to minimize operating costs while providing high quality service to our dealers. Those aspects of our business that require a local market presence are performed on a decentralized basis in our 43 offices. All other operations are centralized.

     We fund our purchases of contracts with deposits and other borrowings raised at our parent, Western Financial Bank, the Bank, which are insured by the Federal Deposit Insurance Corporation, or the FDIC. We securitize the contracts we have purchased on a regular basis. Since 1985, we have securitized approximately $23 billion of automobile contracts in 53 public offerings of asset-backed securities, making us the fourth largest issuer of such securities in the nation. We anticipate that we will continue to securitize contracts in transactions recorded as either secured financings or as whole loan sales. We believe that the relationship we maintain with the Bank provides us a competitive advantage relative to other independent automobile finance companies by providing a significant source of liquidity and by allowing us the ability to enter the automobile asset-backed securities market on an opportunistic basis.

     To improve our long-term profitability, we restructured our lending operations in 1998. As a result, we incurred a net loss of $16.6 million in 1998 due to higher credit losses and a $15.0 million charge related to the restructuring. The higher credit losses were due to purchasing a higher percentage of non-prime contracts during 1996 and 1997, as well as servicing disruptions created by our restructuring. As part of this restructuring, we closed 96 underperforming offices and reduced the number of our employees, who we refer to as associates, by approximately 20%.

     After this restructuring, we have:

     - returned to profitability, realizing record net income of $49.4 million in 1999 and $66.4 million in 2000, a 34% increase;

     - increased operating cash flows from automobile lending operations from $16.5 million in 1998, to $102 million in 1999 and to $140 million in 2000;

     - increased automobile contract originations from $2.7 billion in 1998, to $3.3 billion in 1999 and to $4.2 billion in 2000;

     - increased prime contract originations from 68% in 1998, to 69% in 2000;

     - improved the percentage of applications funded to applications received from 13% for the first quarter of 1998 to 22% for the fourth quarter of 2000;

     - lowered automobile lending operating expenses as a percentage of average serviced contracts from 4.1% in 1998, to 3.6% in 1999 and to 3.1% in 2000; and

     - reduced automobile net chargeoffs as a percentage of average serviced contracts from 3.4% in 1998 to 2.1% in 1999 and to 1.9% in 2000.

THE HISTORY OF OUR COMPANY

     Western Thrift & Loan Association, a California-licensed thrift and loan association was founded in 1972. In 1973, Western Thrift Financial Corporation was formed as the holding company for Western Thrift & Loan Association. Western Thrift Financial Corporation later changed its name to Westcorp. In 1982, Westcorp acquired Evergreen Savings and Loan Association, a California-licensed savings and loan association, which became a wholly owned subsidiary of Westcorp. The activities of Western Thrift & Loan Association and Evergreen Savings and Loan Association were merged together in 1982, and Evergreen Savings and Loan Association's name was changed ultimately to Western Financial Bank.

     Western Thrift & Loan Association was involved in automobile finance activities from its incorporation until its merger with Evergreen Savings and Loan Association. At such time, the automobile finance activities of Western Thrift & Loan Association were continued by the Bank. In 1988, we were incorporated as Westcorp Financial Services, Inc., a wholly owned consumer finance subsidiary of the Bank, to provide non-prime automobile finance services, a market not serviced by the Bank's automobile finance division.

     In 1995, the Bank transferred its automobile finance division to us and we changed our name to WFS Financial Inc. In connection with that acquisition, the Bank transferred to us all assets relating to its automobile finance division, including the contracts held on balance sheet and all interests of the Bank in the excess spread payable from outstanding securitization transactions. The Bank also transferred all of the outstanding stock of WFS Financial Auto Loans, Inc., or WFAL, and WFS Financial Auto Loans 2, Inc., or WFAL2, the securitization entities of the Bank, thereby making these companies our subsidiaries. In 1995, we sold approximately 20% of our shares in a public offering.

     As an operating subsidiary of the Bank, we are subject to examination and comprehensive regulation by the Office of Thrift Supervision, or OTS, and the FDIC.

MARKET AND COMPETITION

     We believe that the automobile finance industry is the second largest consumer finance industry in the United States with over $825 billion of loan and lease originations during 2001. The industry is generally segmented according to the type of car sold (new versus used) and the credit characteristics of the borrower (prime, non-prime or sub-prime). Based upon industry data, we believe that during 2001, prime, non-prime and sub-prime loan originations in the United States were $550 billion, $150 billion and $125 billion, respectively. The U.S. captive automobile finance companies, General Motors Acceptance Corporation, Ford Motor Credit Company and Chrysler Credit Corporation account for up to approximately 39% of the automobile finance market. We believe that the balance of the market is highly fragmented and that no other market participant has greater than a 4% market share. Other market participants include the captive automobile finance companies of other manufacturers, banks, credit unions, independent automobile finance companies and other financial institutions.

     Our dealer servicing and underwriting capabilities enable us to compete effectively in the automobile finance market. Our ability to compete successfully depends largely upon our strong personal relationships with dealers and their willingness to offer to us those contracts that meet our underwriting criteria. Our relationship is fostered by the promptness with which we process and fund contracts as well as the flexibility and scope of the programs we offer. We purchase the full spectrum of prime and non-prime contracts secured by both new and used vehicles.

     The competition for contracts available within the prime and non-prime credit quality contract spectrum is more intense when the rate of automobile sales declines. Although we have experienced consistent growth for many years, we can give no assurance that we will continue to do so. Several of our competitors have greater financial resources than we have and may have a significantly lower cost of funds. Many of these competitors also have longstanding relationships with automobile dealers and may offer dealers or their customers other forms of financing or services not provided by us. The finance company that provides floor planning for the dealer's inventory is also ordinarily one of the dealer's primary sources of financings for automobile sales. We do not currently provide financing on dealers' inventories. We must also compete with dealer interest rate subsidy programs offered by the captive automobile finance companies. However, frequently those programs are limited to certain models or to certain loan terms which may not be attractive to many new automobile purchasers. Also, these programs are rarely offered on used vehicles.

OUR BUSINESS STRATEGY

     Our business objective is to maximize long-term profitability by efficiently purchasing and servicing prime and non-prime credit quality automobile contracts that generate strong and consistent risk-adjusted returns. We believe we will be able to achieve this objective by employing our business strategies to:

     - produce consistent, measured growth through our outstanding dealer relationships;

     - price automobile contracts to maximize risk-adjusted returns by using advanced technology and experienced underwriters;

     - create operating efficiencies through technology and best practices;

     - generate low cost liquidity through diverse funding sources, including positive operating cash flows; and

     - record high quality earnings and to maintain a conservative well-capitalized balance sheet.

     PRODUCE CONSISTENT, MEASURED GROWTH THROUGH OUR OUTSTANDING DEALER RELATIONSHIPS

     Over the past five years, we have experienced a compounded annual growth rate in automobile contract purchases of 23%. We provide a high degree of personalized service to our dealership base by marketing, underwriting and purchasing contracts on a local level. Our focus is to provide each dealer superior service by providing a single source of contact to meet the dealer's prime and non-prime financing needs. We believe that the level of our service surpasses that of our competitors by making our business development representatives available any time a dealer is open, making prompt credit decisions, negotiating credit decisions within available programs by providing structural alternatives and funding promptly.

     Growth of originations is achieved primarily through increased dealer penetration. We intend to increase contract purchases from our current dealer base as well as develop new dealer relationships. Prior to 1995, we originated contracts in seven, primarily western states. Subsequently, we increased our geographic penetration nationwide. Although our presence is well established throughout the country, we believe that we still have opportunities to build market share, especially in those states which we entered since 1994. In addition, we have improved our dealer education and delivery systems in order to increase the ratio of contracts purchased to the number of applications received from a dealer, thereby improving the efficiency of our dealer relationships. We are also seeking to increase contract purchases through new dealer programs targeting high volume, multiple location dealers. These programs focus on creating relationships with dealers to achieve higher contract originations and improving efficiencies. We also originate loans directly from consumers and purchase loans from other finance companies on a limited basis. Additionally, we continue to explore other distribution channels, including the Internet, and are piloting different dealer-centric approaches to determine the most effective Internet strategies.

     PRICE AUTOMOBILE CONTRACTS TO MAXIMIZE RISK-ADJUSTED RETURNS BY USING ADVANCED TECHNOLOGY AND EXPERIENCED UNDERWRITERS

     Quality underwriting and servicing are essential to effectively assess and price for risk and to maximize risk-adjusted returns. We rely on a combination of credit scoring models, system controlled underwriting policies and the judgment of our trained credit analysts to make risk-based credit decisions. We use credit scoring to differentiate applicants and to rank order credit risk in terms of expected default probability. Based upon this statistical assessment of credit risk, the underwriter is able to appropriately tailor contract pricing and structure.

     To achieve the return anticipated at origination, we have developed a disciplined behavioral servicing process for the early identification and cure of delinquent contracts and for loss mitigation. In addition, we provide credit and profitability incentives to our associates to make decisions consistent with our underwriting policies by offering bonuses based both on individual and office-wide performance.

     The following table shows the improvement in risk adjusted margins on contracts originated over the past several years:

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                      -------------   -------------------------------------
                                      2001    2000    2000    1999    1998    1997    1996
                                      -----   -----   -----   -----   -----   -----   -----
Weighted average coupon(1)..........  14.37%  14.85%  14.93%  14.65%  14.59%  15.33%  15.62%
Interest on borrowings(1)...........   5.03    7.44    7.33    6.23    5.95    6.36    6.42
                                      -----   -----   -----   -----   -----   -----   -----
Net interest margins................   9.34    7.41    7.60    8.42    8.64    8.97    9.20
Credit losses(2)....................   2.04    1.76    1.91    2.13    3.42    3.02    2.30
                                      -----   -----   -----   -----   -----   -----   -----
Risk-adjusted margins...............   7.30%   5.65%   5.69%   6.29%   5.22%   5.95%   6.90%

------------------------------
(1) Represents the rate on contracts originated during the periods indicated.

(2) Represents the rate on managed automobile contracts during the periods indicated.

     CREATE OPERATING EFFICIENCIES THROUGH TECHNOLOGY AND BEST PRACTICES

     Since 1997, we have spent approximately $40 million on new technology and we have evaluated all aspects of our operations in order to streamline processes and employ best practices throughout the organization.

     Our key technology systems implemented through this process include:

     - automated front-end origination system which calculates borrower ratios, maintains lending parameters and approval limits, accepts electronic applications and directs applications to the appropriate credit analyst, all of which have reduced the cost of receiving, underwriting and funding automobile contracts;

     - custom designed proprietary scoring models that rank order the risk of loss occurring on a particular automobile contract;

     - behavioral delinquency management system which improves our ability to queue accounts according to the level of risk, monitor collector performance and track delinquent automobile accounts;

     - centralized and upgraded borrower services department which includes remittance processing, interactive voice response technology and direct debit services;

     - centralized imaging system that provides for the electronic retention and retrieval of account records; and

     - data warehouse that provides analytical tools necessary to evaluate performance of our portfolio by multiple dimensions.

     As a result of these efforts, we have reduced our operating costs as a percent of managed loans from a high of 4.4% during the second quarter of 1998 to 2.7% for the third quarter of 2001. We have substantially completed the implementation of our legacy systems and major changes to business practices. We will, however, continue to evaluate new technology and best practices to further improve our operating efficiencies.

     GENERATE LOW COST LIQUIDITY THROUGH DIVERSE FUNDING SOURCES, INCLUDING POSITIVE OPERATING CASH FLOWS

     We provide diverse, low-cost funds through our retail and commercial banking divisions as well as our ability to obtain advances from the FHLB, sell securities under agreements to repurchase and utilize other borrowing sources. These significant and diverse sources of funds provide liquidity at a low cost to fund our automobile contract purchases and allow us to opportunistically enter the automobile contract asset-backed securities market. Cash flows from operations provide an additional source of liquidity for us. For the twelve months ended September 30, 2001, we generated $160 million in positive cash flows from our automobile operations. We maintain a significant liquidity portfolio of cash and mortgage-backed securities on our balance sheet, which totaled $2.4 billion as of September 30, 2001. This liquidity portfolio provides us with additional funding security and also affords us greater flexibility to structure securitizations with attractive features.

     RECORD HIGH QUALITY EARNINGS AND TO MAINTAIN A CONSERVATIVE
     WELL-CAPITALIZED BALANCE SHEET

     Presenting high quality earnings and maintaining a conservative and well-capitalized balance sheet has been our focus since our founding in 1972. We believe that this strategy ensures success over the long-term rather than providing extraordinary short-term results and is manifested by the success that we have enjoyed over the past 29 years.

     Components of this strategy include accounting for our automobile securitizations as secured financings rather than sales, maintaining solid allowances for credit losses and ensuring that we meet all regulatory requirements to be considered "well-capitalized".

     Since March 2000, we have structured our securitizations as secured financings. By accounting for our automobile securitizations as secured financings, no gain on sale or subsequent contractual servicing and retained interest income is recognized. Instead, the earning of the contracts in the trust and the related financing costs are reflected over the life of the underlying pool of contracts as net interest income. Additionally, no RISA is recorded on the balance sheet, which must be written off over the average life of a securitization. This asset is subject to impairment if assumptions made about the performance of a securitization are not realized. At September 30, 2001, RISA (net of tax) as a percent of equity was 7.5%. We expect the RISA to be fully amortized by the end of 2002.

     We maintain an allowance for credit losses for both on and off balance sheet loans. Our on balance sheet allowance for credit losses as a percentage of loans receivable was 2.4% and 2.6% as of September 30, 2001 and December 31, 2000, respectively. Our off balance sheet allowance for credit losses as a percentage of outstanding automobile contracts sold through securitizations was 3.8% and 4.2%, respectively.

     At September 30, 2001, we had a total risk-based capital ratio of 11.96%, a Tier 1 risk-based capital ratio of 8.48%, and a leverage ratio of 7.27%, compared to "well-capitalized" regulatory requirements of 10.0%, 6.0% and 5.0%, respectively. Pro forma for this Offering, we exceed "well-capitalized" regulatory minimum standards by a significant margin. Because of our "well-capitalized" status, we have no institution specific liquidity or regulatory constraints on our operations.

OUR ADDRESS

     Our principal executive office and mailing address is 23 Pasteur, Irvine, California 92618-3816, and our telephone number is (949) 727-1002. Our Web site address is http://www.wfsfinancial.com. The information contained in our Web site does not constitute part of this prospectus.

                                  THE OFFERING

The Offering...............  We are offering to sell 5,571,229 shares of our common stock upon the exercise of subscription rights. The subscription rights will be distributed by first class mail on or about February 13, 2002 to our holders of record as of the February 9, 2002 record date. If all of the shares offered are purchased, our total outstanding shares of common stock will be increased by 16%.

Record Date................  February 9, 2002.

Subscription Price.........  $19.74 per share.

Basic Subscription Right...  We are granting each person who was a record holder of our common stock at the close of business on February 9, 2002 one right for each share of common stock held on that date. To exercise your rights, you must deliver 6.25 rights for each share of common stock for which you subscribe. There is no minimum amount of shares you must purchase, but you may not purchase fractional shares. You will receive a subscription warrant evidencing your subscription rights.

                             When determining the number of shares we will issue, divide the number of subscription rights you own, whether distributed to you by us or otherwise acquired by you, by 6.25 and round down to the next whole number. For example, if you own 104 subscription rights, you may subscribe for 16 shares (104 subscription rights / 6.25 = 16.64, rounded down to 16 shares, the next whole number).

Oversubscription Right.....  If you fully exercise your rights by subscribing for the maximum number of whole shares you may purchase based upon the number of rights you own, and other shareholders do not fully exercise their rights, you may elect to purchase additional shares of common stock. We cannot assure you that any additional shares of common stock will be available for purchase. Any amounts tendered by you not used to purchase additional shares will be promptly refunded to you, with interest if you subscribed using immediately available funds. See "The Offering--Interest on Subscription Funds".

                             If shares of common stock are available for purchase pursuant to this oversubscription right, but the number of shares is not sufficient to satisfy in full all oversubscriptions received by us, the number of shares available will be allocated on a pro rata basis based upon the number of rights exercised by each person seeking to oversubscribe as of the final expiration date of the offering.

Expiration Date............  The rights will expire on March 5, 2002 at 5:00
                             p.m., Eastern Standard Time, unless we decide, in our sole discretion, to extend the expiration date. We will not extend the expiration date, in any event, beyond March 31, 2002.

Termination................  We may cancel this offering at any time, in which case we will promptly return your subscription payment to you, with interest if you subscribe using immediately available funds. See "The Offering--Interest on Subscription Funds".

Exercise of rights by
Western Financial Bank.....  Western Financial Bank is the owner of approximately 83% of our common stock. Western Financial Bank has informed us that it intends to exercise the rights distributed to it and that it expects to also exercise its right to oversubscribe.

If you do not exercise your
  Rights...................  If all of the shares of common stock which we are offering are purchased upon the exercise of basic subscription rights and oversubscription rights, our total outstanding shares of common stock will be increased by 16%. If you do not exercise any of the rights distributed to you, your percentage interest as a shareholder will be diluted by approximately 14%.

Exercising Your Rights.....  Your rights will be evidenced by a subscription warrant which will be distributed to stockholders of record at the close of business on February 9, 2002. You may exercise your rights by properly completing and signing the subscription warrant and returning it, with full payment for the shares you are subscribing for, to the subscription agent by the final expiration date. You may elect to exercise your basic subscription rights in whole or in part, and if you exercise your basic subscription rights in full, your oversubscription rights. See "The Offering--Subscription Payments" for details about delivery and payment. Rights not exercised by the final expiration date will be null and void after the final expiration date.

                             You will receive all shares for which you subscribe for pursuant to your basic subscription rights. If your oversubscription is not completely filled, we will send you a check for all shares we were unable to allocate to you. Interest will be paid on returned subscription funds if you subscribed using immediately available funds.

                             YOUR SUBSCRIPTION IS IRREVOCABLE AFTER YOU SUBMIT THE SUBSCRIPTION DOCUMENTS.

Transferability of
Rights.....................  Your subscription rights are transferable and we expect that they will trade on the Nasdaq National Market(R) under the symbol "WFSIR" until the close of business on the last trading day prior to the final expiration date. You may request that the subscription agent attempt to sell your rights for you. The subscription agent must receive your properly completed and executed subscription warrant by 11:00 a.m., Eastern Standard time, on the third trading day before the expiration date if you are seeking to sell your rights. We can give you no assurance that the subscription agent will be able to sell your rights or as to the price at which they will be sold.

Subscription Procedures....  You may exercise your basic subscription rights and, if you elect to do so as well, your oversubscription rights by properly completing and signing the subscription warrant which accompanies this prospectus. You must then return the completed and signed subscription warrant with full payment for the total number of shares you are subscribing for to Mellon Investor Services LLC, our subscription agent. Your payment may be made by bank certified check, cashier's check or wire transfer.

Subscription Agent.........  Mellon Bank, N.A.
                             c/o Mellon Investor Services LLC
                             85 Challenger Road
                             Ridgefield Park, New Jersey 07660
                             Attention: Reorganization Departments

Information Agent..........  Mellon Investor Services LLC
                             44 Wall Street
                             New York, New York 10005

Stock Certificates.........  Certificates representing shares of common stock will be delivered to subscribers with respect to the exercise of basic subscription rights within two business days after the final expiration date. We will deliver certificates representing shares of common stock allocated with respect to the exercise of oversubscription rights within ten business days following the expiration date.

Federal Income Tax
  Consequences.............  Your receipt or exercise of subscription rights should not be treated as a taxable event for United States federal income tax purposes. The purchase or sale of subscription rights may result in a taxable gain or loss. Please see "Material Federal Income Tax Consequences."

Questions..................  If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, Mellon Investor Services LLC, at (866) 825-8874.

Risk Factors...............  An investment in shares of our common stock involves a high degree of risk. Please see "Risk Factors."

Use of Proceeds............  The net proceeds of this offering will be used by us for general corporate purposes and in particular to finance our growth in automobile contracts purchased.

                          THE WESTCORP RIGHTS OFFERING

     Westcorp, our ultimate parent, is concurrently engaged in a rights offering and is distributing rights to its shareholders of record entitling those shareholders to purchase up to 3,409,229 newly issued shares of Westcorp common stock. The common stock of Westcorp is traded on the New York Stock Exchange under the symbol "WES" and the last reported sales price of Westcorp's common stock on the New York Stock Exchange on January 18, 2002, was $16.40 per share. The rights being offered by Westcorp will be listed to trade on the New York Stock Exchange under the symbol "WES Rt". Earnest S. Rady, the Chairman of Westcorp, is the beneficial owner of approximately 67% of the common stock of Westcorp. Mr. Rady has informed Westcorp that he intends to exercise the rights distributed to him and that he expects that he will continue to own not less than 67% of Westcorp, and that his percentage of ownership may increase if other shareholders elect not to exercise the rights distributed to them in full. You will not have any right to purchase shares of Westcorp through this offering of WFS common stock.

                             SUMMARY FINANCIAL DATA

     The following table presents summary audited financial data for the nine months ended September 30, 2001 and 2000 and for the years ended December 31, 2000, 1999, and 1998. Since the information in this table is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read our Consolidated Financial Statements as incorporated herein by reference.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                                       -----------------------   ------------------------------------
                                                          2001         2000         2000         1999         1998
                                                       ----------   ----------   ----------   ----------   ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Net interest income..................................  $  215,607   $  128,972   $  183,778   $   99,229   $   64,978
Servicing income.....................................     103,900      129,281      170,919      140,780       76,110
Gain on sale on contracts............................       6,741       13,723       13,723       54,977       25,438
                                                       ----------   ----------   ----------   ----------   ----------
  Total revenues.....................................     326,248      271,976      368,420      294,986      166,526
Provision for credit losses..........................      93,272       47,893       68,962       36,578       15,146
Operating expenses...................................     153,785      142,340      188,870      173,453      165,042
Restructuring charge.................................                                                          15,000
                                                       ----------   ----------   ----------   ----------   ----------
  Total expenses.....................................     247,057      190,233      257,832      210,031      195,188
Income (loss) before income taxes (benefit)..........      79,191       81,743      110,588       84,955      (28,662)
Income taxes (benefit)...............................      31,539       33,522       44,216       35,580      (12,095)
                                                       ----------   ----------   ----------   ----------   ----------
Net income (loss)....................................  $   47,652   $   48,221   $   66,372   $   49,375   $  (16,567)
                                                       ==========   ==========   ==========   ==========   ==========
Net income (loss) per common share--diluted..........  $     1.52   $     1.71   $     2.35   $     1.91   $    (0.64)
                                                       ==========   ==========   ==========   ==========   ==========
OPERATING DATA:
Prime contracts purchases............................  $2,777,210   $2,203,366   $2,900,960   $2,313,573   $1,808,013
Non-prime contract purchases.........................     957,487    1,019,522    1,318,267    1,026,573      862,683
                                                       ----------   ----------   ----------   ----------   ----------
  Total contract purchases...........................  $3,734,697   $3,222,888   $4,219,227   $3,340,146   $2,670,696
                                                       ==========   ==========   ==========   ==========   ==========
Contracts sold and securitized(1)....................  $3,570,000   $3,590,000   $4,590,000   $3,000,000   $1,885,000
Operating cash flows(2)..............................  $  120,585   $  106,850   $  139,909   $  101,702   $   16,521
Operating expense as a percentage of average serviced
  contracts..........................................         2.8%         2.6%         3.1%         3.6%         4.1%
Number of states in which contracts were purchased...          43           42           42           43           42
Number of dealers from which contracts were
  purchased..........................................       7,820        8,845        8,545        8,722       11,323
SERVICING DATA:
Contracts serviced at end of period..................  $7,978,837   $6,535,690   $6,818,182   $5,354,385   $4,367,099
Average contracts serviced during the period.........  $7,403,432   $5,869,816   $6,076,814   $4,840,363   $4,006,185
Contracts delinquent 60 days or greater as a
  percentage of amount of contracts outstanding at
  end of period(3)...................................        0.87%        0.86%        0.86%        0.83%        1.07%
Net chargeoffs as a percentage of the average amount
  of contracts outstanding during the period.........        2.04%        1.76%        1.91%        2.13%        3.42%

                                                                                            DECEMBER
                                                              SEPTEMBER 30,   ------------------------------------
                                                                  2001           2000         1999         1998
                                                              -------------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Contracts receivable, net...................................   $4,419,202     $2,978,167   $1,459,035   $  884,825
Retained interest in securitized assets.....................       54,117        111,558      167,277      171,230
  Total assets..............................................    4,847,157      3,575,137    2,130,927    1,444,340
Notes payable on automobile secured financing...............    3,750,342      2,249,363      461,104
Notes payable--parent.......................................       67,500        146,219      178,908      160,000
Secured lines of credit.....................................       12,685        235,984      551,189      554,836
  Total equity..............................................      450,204        317,205      212,188      164,341

------------------------------
(1) Information for 1999 includes $500 million of contracts securitized in a privately placed conduit facility recorded within secured lines of credit.

(2) Operating cash flows are defined as cash flows from securitizations, net interest margin on owned loans and other fee income less dealer participation and operating costs.

(3) Includes delinquency and loss information relating to contracts that were sold, but which were originated and are serviced by us.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes incorporated herein by reference.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                         RISKS RELATED TO THE OFFERING

IF YOU DO NOT EXERCISE YOUR FULL BASIC SUBSCRIPTION RIGHTS, YOUR PERCENTAGE OWNERSHIP AND VOTING RIGHTS OF WFS WILL DECREASE.

     If you choose not to exercise your basic subscription rights in full, your relative ownership interest in WFS will be diluted to the extent others exercise their subscription rights. Your voting rights and percentage interest in any of WFS's net earnings will also be diluted if you do not exercise your rights in full. We are unable to determine the number of total shares that will actually be sold in the offering, but, if all of the shares of common stock which we are offering are purchased upon the exercise of basic subscription rights and oversubscription rights, our total outstanding shares of common stock will be increased by 16%. If you do not exercise any of the rights distributed to you, your percentage interest as a shareholder will be diluted by approximately 14%.

THE OFFERING PRICE WAS DETERMINED BY OUR BOARD OF DIRECTORS AND BEARS NO RELATIONSHIP TO THE VALUE OF OUR ASSETS, FINANCIAL CONDITION OR OTHER ESTABLISHED CRITERIA FOR VALUE. OUR COMMON STOCK MAY TRADE AT PRICES ABOVE OR BELOW THIS PRICE.

     Our board of directors determined the offering price after considering a number of factors including:

     - current market price of our stock;

     - book value of our stock;

     - past operations;

     - cash flows;

     - earnings;

     - our overall financial condition; and

     - our future prospects.

     The board of directors did not assign weighting to any one factor in setting the offering price or determine the offering price through the application of an objective formula. Rather, our board of directors determine the offering price subjectively after considering these and other factors. After the date of this prospectus, our common stock may trade at prices above or below the offering price.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUYING SHARES ABOVE THE PREVAILING MARKET PRICE.

     The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $19.74, you will have committed to buying shares of common stock at a price above the prevailing market price. Our common stock is traded on the Nasdaq National Market(R) under the symbol "WFSI" and the last reported sales price of our common stock on the Nasdaq National Market(R) on January 18, 2002 was $21.79 per share. Once you have exercised your subscription rights, you may not revoke your exercise unless we amend the offering, in which event you will have the right to cancel your subscription and promptly receive back any funds you have delivered, without interest, or to reaffirm your exercise of your subscription rights under the terms of the offering, as so amended. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the offering price.

BECAUSE WE MAY TERMINATE THE OFFERING AT ANY TIME, YOUR PARTICIPATION IN THE OFFERING IS NOT ASSURED.

     Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, with interest if you subscribed using immediately available funds. See "The Offering--Interest on Subscription Funds".

WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING AND MAY USE THEM IN WAYS WITH WHICH YOU DISAGREE.

     We have not allocated specific amounts of the net proceeds to any particular growth plans. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of management to use such funds effectively could have a material adverse effect on our financial position, liquidity and results of operations by reducing or eliminating our net income from operations.

                              RISKS RELATED TO US

THE OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED, WHICH MAY RESULT IN CONFLICTS OF INTEREST AND ACTIONS THAT ARE NOT IN THE BEST INTERESTS OF OTHER STOCKHOLDERS.

     Ernest S. Rady is the founder, the chairman of the board of directors and the chief executive officer of Westcorp, our ultimate parent. Mr. Rady is also the chairman of the board of directors of the Bank and us. Mr. Rady is the beneficial owner of approximately 67% of the outstanding shares of common stock of Westcorp and will be able to exercise significant control over our company. In addition, we have been advised that the Bank intends to exercise the basic subscription rights controlled by it in full and expects to also oversubscribe. The exact number of shares it will be able to purchase pursuant to oversubscription rights cannot be determined at this time.

     Accordingly, the common stock ownership of the Bank will enable it to elect all of our directors and effectively control the vote on all matters submitted to a vote of our stockholders, including mergers, sales of all or substantially all of our assets and "going private" transactions. Because of the significant block of common stock controlled by the Bank and Mr. Rady's control of Westcorp, decisions may be made that, while in the best interest of the Bank or Mr. Rady, may not be in the best interest of other stockholders.

THE AVAILABILITY OF OUR FINANCING SOURCES MAY DEPEND ON FACTORS OUTSIDE OF OUR CONTROL.

     We depend upon a significant amount of financing from our parent, the Bank, to operate our business and to fund the purchase of contracts pending securitization. We have three separate borrowing arrangements with the Bank; a senior note, a promissory note and a line of credit. The senior note and the promissory note are longer term, unsecured extensions of credit, while the line of credit permits us to borrow up to $1.8 billion on a short-term basis to permit us to finance the purchase of contracts. The line of credit is secured by the contracts we purchase. The availability of these financing sources depends upon factors outside of our control, including regulatory issues such as the capital requirements of the Bank and availability of funds at the Bank. If the Bank were unable to extend this financing to us, we would need to replace it with outside sources or curtail our contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations, by increasing our interest expense, reducing our interest income, and negatively impacting our ability to remain a preferred source of financing for the dealers from whom we purchase automobile contracts.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT OPERATING CASH FLOWS TO RUN OUR BUSINESS.

     Our business requires substantial operating cash flows. Operating cash requirements include amounts paid to dealers for acquisition of automobile contracts, expenses incurred in connection with the securitization of automobile contracts, capital expenditures for new technologies and ongoing operating costs. Our primary source of operating cash comes from the excess cash flows received from securitization trusts and loans held on the balance sheet. The timing and amount of excess cash flow from loans varies based on a number of factors, including but not limited to:

     - the rates of loan delinquencies, defaults and net losses;

     - how quickly and at what price repossessed vehicles can be resold;

     - ages of the loans in the portfolio; and

     - levels of voluntary prepayments.

Any adverse change in these factors could reduce or eliminate excess cash flows to us. Although we currently have positive operating cash flows, we cannot assure you that we will continue to generate positive cash flows in the future, which could have a material adverse effect on our financial position, liquidity and results of operations, by reducing or eliminating our net income from operations.

CHANGES IN OUR SECURITIZATION PROGRAM COULD ADVERSELY AFFECT OUR LIQUIDITY AND EARNINGS.

     Our business depends on our ability to aggregate and sell automobile contracts in the form of publicly offered asset-backed securities. These sales generate cash proceeds that allow us to repay amounts borrowed and to purchase additional contracts. In addition, the sale of contracts to a securitization trust in preparation for securitization may create an accounting gain on sale that could become a material part of our reported earnings. Changes in our asset-backed securities program could materially adversely affect our earnings or ability to purchase and resell automobile contracts on a timely basis. Such changes could include a:

     - change in the securitization structure which could result in gain on sale being recognized;

     - delay in the completion of a planned securitization;

     - negative market perception of us; and

     - failure of the contracts we intend to sell to conform to insurance company and rating agency requirements.

     If we are unable to use a securitization program, we may have to curtail our automobile contract purchasing activities, which would have a material adverse effect on our financial position, liquidity and results of operations as a material element of our operations depends upon our remaining a preferred source of financing for the dealers from whom we purchase automobile contracts. If we are not considered to be a preferred source of financing by a dealer, that dealer will sell the automobile contracts of the quality we seek to purchase to our competitors.

WE DEPEND ON OUR CREDIT ENHANCEMENTS TO MAINTAIN FAVORABLE INTEREST RATES AND CASH REQUIREMENTS FOR OUR AUTOMOBILE ASSET-BACKED SECURITIZATION TRANSACTIONS.

     To date, all but one of our automobile asset-backed securitization transactions have used credit enhancement in the form of financial guaranty insurance policies issued by Financial Security Assurance Inc., or FSA. These insurance policies are currently one of the most effective and least capital intensive forms of credit enhancement. We use this credit enhancement to achieve "AAA/ Aaa" ratings on our securitizations for those securities sold to the public, which reduces the overall costs of a transaction relative to alternative forms of financing available to us. FSA is not required to insure our securitizations and we cannot assure you that it will continue to do so or that our future securitizations will be similarly rated. Likewise, we are not required to use financial guaranty insurance policies issued by FSA or any other form of credit enhancement in connection with our securitizations. A downgrading of FSA's credit rating, FSA's withdrawal of credit enhancement or the lack of availability of reinsurance or other alternative credit enhancements could result in higher interest costs for our future securitizations and/or larger initial spread account deposit requirements if we are unable to obtain similar policies on similar terms. These events could have a material adverse effect on our financial position, liquidity and results of operations by increasing the total costs of our securitization activities and thereby reducing our net income.

IF WE LOSE OUR REINVESTMENT CONTRACT RELATIONSHIP OR IF OUR REINVESTMENT CONTRACTS ARE NO LONGER DEEMED ELIGIBLE INVESTMENTS, WE MAY NOT BE ABLE TO OBTAIN COMPARABLE FINANCING.

     We have access to the cash flows of the automobile contracts sold to the securitization trust in each of the outstanding securitization transactions, including the cash held in each spread account, through a series of agreements into which we, the Bank, and WFAL2 and other parties have entered. We are permitted to use that cash as we determine, including in the ordinary business activities of originating contracts.

     In each securitization transaction, the securitization agreements require that all cash flows of the relevant trust and the associated spread accounts be invested in an eligible investment. The Bank and WFAL2 have entered into a reinvestment contract in connection with each securitization transaction, which is deemed to be an eligible investment under the relevant securitization agreements.

     A limited portion of the funds invested in reinvestment contracts may be used by WFAL2 and the balance may be used by the Bank. The Bank makes its portion of the invested funds available to us through a reinvestment contract. Under the reinvestment contract with us and the Bank, we receive access to all of the cash available to the Bank under each trust reinvestment contract. We are obligated to repay to the Bank an amount equal to the cash it used when needed by the Bank to meet its obligations under the individual trust reinvestment contracts. With the portion of the cash available to WFAL2 under the individual trust reinvestment contracts, WFAL2 purchases contracts from us according to the terms of sale and servicing agreements entered into with us. If the reinvestment contracts were no longer deemed an eligible investment, which determination could be made by either of the securitization rating agencies or FSA in their sole discretion, we would no longer have the ability to use this cash in the ordinary course of business and would need to obtain alternative financing, which may only be available on less attractive terms. If we were unable to obtain additional financing, we may have to curtail our contract purchasing activities, which would also have a material adverse effect on our financial position, liquidity and results of operations by reducing our interest income and our ability to remain a preferred source of financing for the dealers from whom we purchase automobile contracts.

A LOSS OF CONTRACTUAL SERVICING RIGHTS COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS.

     As servicer of all our securitized automobile contracts, we are entitled to receive contractual servicing fees. Contractual servicing fees are earned at rates ranging from 1.0% to 1.25% per annum on the outstanding balance of contracts securitized. FSA, as guarantor, can terminate our right to act as servicer upon the occurrence of events defined in the sale and servicing agreements for securitized contracts, such as our bankruptcy or material breach of warranties or covenants. Any loss of such servicing rights could have a material adverse effect on our financial position, liquidity and results of operations by reducing our net income upon the elimination of that contractual servicing income.

                  RISKS RELATED TO FACTORS OUTSIDE OUR CONTROL

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY.

     The auto finance business is highly competitive. We compete with captive auto finance companies owned by major automobile manufacturers, banks, credit unions, savings associations and independent consumer finance companies that conduct business in the geographic regions in which we operate. Many of these competitors have greater financial and marketing resources than we have. Additionally, on occasion the captive finance companies provide financing on terms significantly more favorable to auto purchasers than we can offer. For example, the captive finance companies can offer special low interest loan programs as incentives to purchasers of selected models of automobiles manufactured by their respective parent manufacturers.

     Many of our competitors also have long standing relationships with automobile dealers and may offer dealers or their customers other forms of financing, including dealer floor plan financing and leasing, which we do not provide. Providers of automobile financing have traditionally competed on the basis of interest rates charged, the quality of credit accepted, the flexibility of loan terms offered and the quality of service provided to dealers and customers. In seeking to establish ourself as one of the principal financing sources of the dealers we serve, we compete predominately on the basis of our high level of dealer service and strong dealer relationships and by offering flexible loan terms.

LEGAL AND REGULATORY REQUIREMENTS MAY RESTRICT OUR ABILITY TO DO BUSINESS.

     The Bank and us as an operating subsidiary are subject to inspection and regulation by the OTS, the primary federal banking agency responsible for the supervision and regulation of the Bank. The most significant impact of such regulation and supervision is that absent approval by the OTS, the Bank is precluded from holding consumer loans, including contracts, on the consolidated balance sheet of the Bank in an aggregate principal balance in excess of 30% of the total consolidated assets of the Bank. The limitation is increased to 35% of the Bank's consolidated assets if all of the consumer loans in excess of the 30% limit are obtained by us or the Bank and its other subsidiaries directly from consumers. Our securitization activities, whether treated as secured financings or sales, enable us to remove securitized contracts from the Bank's balance sheet for regulatory purposes. As a result, those securitized contracts are not included in the calculation of the percentage of the Bank's consolidated assets subject to either the 30% or 35% limitation on consumer loans. If we are unable to continue to securitize the automobile contracts we purchase this regulatory limitation may force us to limit our acquisition of new automobile contracts, thereby adversely affecting our ability to remain a preferred source of financing for the dealers from whom we purchase automobile contracts.

THE ADOPTION OF REGULATIONS PROPOSED BY THE OTS AND THE RECENT PUBLICATION OF GUIDANCE MAY AFFECT OUR ORIGINATION ACTIVITIES.

     The OTS, with the other federal banking agencies, has adopted new regulations relating to the amount of capital that the Bank must hold with respect to residual interests arising from the sale or other transfer of financial assets. These regulations will require institutions to hold capital against the full value of the residual interests retained and will also require that residual interests which are credit-enhancing interest-only strips in excess of certain specified limits be deducted from capital. As a result, the regulation may require that the Bank hold higher levels of capital as a result of the Bank's consolidated ownership of these residual interests.

     The new regulation became effective on January 1, 2002 for any transaction that closes on or after that date. For transactions closed before that date, an institution can elect to have the regulation apply to those earlier transactions if it will result in a reduced capital requirement for the institution. Conversely, if application of the new regulation to transactions closed before January 1, 2002 will result in increased capital requirements, the affected institution may defer application of the regulation to those transactions until December 31, 2002. As the effect of the regulation will be to increase the Bank's capital requirements, the regulation will not become applicable to the Bank's pre-January 1, 2002 transactions until December 31, 2002. As a result of maintaining higher levels of capital to the extent required by this new regulation, the Bank's earnings may be affected by its inability to invest its assets to a greater extent in higher income producing assets.

     In addition, the OTS proposed and withdrew in 2000 a proposed regulation that, if adopted, would have required the Bank to give the OTS notice of certain transactions between it and Westcorp or Westcorp's non-bank subsidiaries. If the transaction is one that would have fallen within this proposed regulation, the OTS sought to reserve the right to either limit or preclude the transaction or to permit it only upon conditions, including that additional capital be held by the Bank or by Westcorp as a savings and loan holding company. Although the OTS has withdrawn such proposal, agency officials have indicated that it may be reissued in a revised form in the future.

     The OTS, along with other federal banking regulatory agencies, has adopted guidance pertaining to subprime lending programs. Pursuant to the guidance, lending programs which provide credit to borrowers whose credit histories reflect specified negative characteristics, such as bankruptcies or payment delinquencies, are deemed to be subprime lending programs. Many of the loans that the Bank originates possess one or more of the factors identified in the guidance as indicative of a subprime loan. Pursuant to the guidance, examiners may require that an institution with a subprime lending program hold additional capital which ranges from one and one-half to three times the normal capital required for similar loans made to borrowers who are not subprime borrowers, although institutions whose subprime loans are well secured and well managed may not be required to hold additional capital. The Bank has not been instructed by the OTS to hold additional capital pursuant to the guidance, nor has it been advised by the OTS that it has been engaged in a subprime lending program.

     We cannot predict whether the Bank will be required, following its next examination, to hold additional capital with respect to those automobile contracts it holds as to which the borrowers are deemed by the OTS to be subprime borrowers. To the extent that the guidance, as implemented, requires the Bank to raise and continue to maintain higher levels of capital, our ability to originate, service and securitize new and used automobile installment contracts, especially as to which the borrower is a subprime borrower, may be adversely affected. Any changes to regulations that would negatively impact the Bank may require us to curtail our contract purchasing activities or change the relative percentage of types of contracts we originate, either of which could have a material adverse effect on our financial positions, liquidity and results of operations.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of 5,571,229 shares of common stock offered by us pursuant to this rights offering of approximately $109 million, assuming that all shares offered are purchased. The purpose of the offering is to provide us with additional capital for general corporate purposes and in particular to fund our growth, including increasing the amount of automobile contracts we can acquire and hold prior to a sale or financing transaction in the asset-backed securities market.

                                DIVIDEND POLICY

     We have never paid cash dividends and do not expect to do so in the near future. We cannot assure you that our dividend policy will not change in the future.

                                  THE OFFERING

THE RIGHTS

     We are offering our shareholders the right to subscribe for and purchase 5,571,229 shares of common stock at $19.74 per share. Only those shareholders of record who own common stock at the close of business on February 9, 2002 will receive subscription rights directly from us to purchase stock in the rights offering. The subscription rights are transferable and any person who acquires subscription rights before the March 5, 2002 expiration date may exercise these subscription rights. You are a record holder for this purpose only if your name is registered as a shareholder with our transfer agent, Mellon Investor Services LLC, as of February 9, 2002, the record date. We are distributing a subscription warrant with this prospectus. The subscription warrant will evidence your subscription rights and will indicate how many rights you are receiving from us. If you execute a subscription warrant you are agreeing that your exercise of rights is on the terms and subject to the conditions specified in this prospectus.

     When determining the maximum number of shares which you may purchase, divide the number of subscription rights you own, whether distributed to you by us or otherwise acquired by you, by 6.25 and round down to the nearest whole number. For example, if you own 104 subscription rights, you may subscribe for 16 shares (104 subscription rights / 6.25 = 16.64, rounded down to 16 shares, the next whole number). We will not pay cash for or issue fractional rights. You may not divide a subscription warrant in such a way as to permit you to receive a greater number of rights than you are otherwise entitled to receive. However, a depository, bank, trust company or securities broker or dealer holding shares of our common stock for more than one beneficial owner, may, upon proper showing to the Subscription Agent, exchange its subscription warrant to obtain several subscription warrants for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each beneficial owner been a holder of record.

BASIC SUBSCRIPTION RIGHT

     We are distributing to each record holder one right for each share of common stock held as of the close of business on the February 9, 2002 record date. If you hold rights, you may purchase one (1) share of common stock for each six and one-quarter (6.25) rights that you hold. You may combine rights you have received from us with rights that you have purchased from other shareholders. There is no minimum number of shares you must purchase upon the exercise of your rights, but you may not purchase fractional shares. This is your Basic Subscription Right. If you subscribe for shares by tendering immediately available funds, you will receive interest on your subscription funds as described below under "The Offering--Interest on Subscription Funds".

OVERSUBSCRIPTION RIGHT

     If you fully exercise your Basic Subscription Right with respect to all the rights you hold, you may subscribe for additional shares of our common stock. This Oversubscription Right will be available to the extent that other rights holders do not exercise their Basic Subscription Right in full. If you wish to exercise your Oversubscription Right, you must specify the maximum number of additional shares you want to purchase, and you must submit the full subscription price for those shares to the Subscription Agent. If you wish to exercise your Oversubscription Right, you must do so at the same time you fully exercise your Basic Subscription Right.

     If we receive subscriptions, including oversubscriptions, for more than the 5,571,229 shares offered hereby, then we will allocate the available shares as follows:

     - first, subscribing rights holders who exercise their Basic Subscription Rights, in whole or in part, will receive the shares to which they have subscribed, and

     - second, subscribing rights holders who exercise their Oversubscription Rights, will receive shares in proportion to the number of shares each such holder has purchased pursuant to their Basic Subscription Rights, subject to the elimination of fractional shares. If you are not allocated the full amount of shares that you subscribed for pursuant to your Oversubscription Right, you will receive a refund (without interest) of the subscription price that you delivered for those shares of our common stock that are not allocated to you. The Subscription Agent will mail refunds after the expiration of the offering.

     For purposes of determining whether you have exercised your Basic Subscription Right in full, only Basic Subscription Rights held by you in the same capacity will be considered. For example, if you hold shares of our common stock as an individual and you exercise your Basic Subscription Right in full with respect to those shares, you may exercise your Oversubscription Right with respect to those shares, even if you do not exercise your Basic Subscription Right with respect to shares held jointly with your spouse or shares in a retirement account.

     In order to exercise the Oversubscription Right, banks, brokers and other nominee rights holders who exercise the Oversubscription Right on behalf of beneficial owners must certify to the Subscription Agent and to us with respect to each beneficial owner:

     (1) the number of shares held on the February 9, 2002 record date;

     (2) the number of rights exercised pursuant to the Basic Subscription
Right;

     (3) that the holder has exercised its Basic Subscription Right in full; and

     (4) the number of shares subscribed for pursuant to the Oversubscription Right.

SUBSCRIPTION PRICE

     The subscription price is $19.74 per share, payable in cash. If this offering is terminated or if you oversubscribe for more shares than are available, your funds will be returned to you promptly, with interest if you subscribed using immediately available funds.

DETERMINATION OF THE SUBSCRIPTION PRICE

     Our board of directors will determine the final subscription price on or about February 6, 2002. The subscription price currently represents a discount of $2.05 from the closing market price of a share of the common stock on the date the price was determined. The last reported sales price of the common stock on the Nasdaq National Market on January 18, 2002 was $21.79 per share. In setting the subscription price, the board of directors considered, among other things, the factors set forth above under "Risks Related to the Offering--The offering price was determined by our Board of Directors and bears no relationship to the value of our assets, financial condition, or other established criteria for value. Our common stock may trade at prices above or below this price".

EXPIRATION TIME AND DATE

     This offering will expire at 5:00 p.m., Eastern Standard Time, on March 5, 2002, unless we extend the offering. We will not extend the expiration date, in any event, beyond March 31, 2002. If we extend the expiration date, we will issue a press release on the first day the Nasdaq National Market(R) is open for trading after the most recent expiration date. We will also file a copy of the press release with the SEC under cover of a Form 8-K. The Form 8-K and the press release as an exhibit to that Form 8-K will be available on the SEC's web site, www.sec.gov. After the expiration of the offering, all unexercised rights will be null and void. We will notify you of any extension of the expiration by issuing a press release. We will not be obligated to honor any purported exercise of rights which the Subscription Agent received after the expiration of the offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below.

PLAN OF DISTRIBUTION

     The rights will be distributed to our holders of record as of the February 9, 2002 record date, by mail, on or about February 13, 2002. It is our expectation that holders of record which hold shares of our common stock for beneficial owners will forward a copy of this prospectus and the related subscription information and forms to those beneficial holders in adequate time to permit beneficial holders to complete and deliver the Form of Instructions by Beneficial Owners to Brokers or Other Nominees as to their investment decisions. We have engage Mellon Investor Services LLC as our Subscription Agent to assist in the distribution of the rights and of this prospectus and the related subscription information and forms. Mellon Investor Services LLC, as our Subscription Agent, will process all subscription warrants from our holders of record and will distribute certificates for the shares of our common stock purchased by each holder of record upon the expiration of this offering. See "The Offering--Issuance of the Common Stock."

     We have not engaged an underwriter to conduct a distribution of shares not purchased upon the exercise of the rights we are distributing, as we anticipate that our shareholders will purchase all of the shares offered hereby, although we cannot give you any assurance that will be the case.

PRINCIPAL STOCKHOLDERS

     As of September 30, 2001, the Bank, beneficially owned approximately 83% of the outstanding common stock, and will thus receive rights to subscribe for approximately 5.2 million shares in this offering. The Bank has informed us that it intends to exercise its Basic Subscription Right and that it expects to also exercise its Oversubscription Right, although the Bank has not committed to oversubscribe for all shares not otherwise subscribed for by other shareholders. Depending upon the number of shares purchased by others, upon the completion of this offering the Bank will beneficially own not less than 83 percent of our outstanding common stock and that percentage may increase if other shareholders elect not to exercise as large a percentage of their Oversubscription Right as the Bank. We are not aware of any plans by Westcorp or the Bank to sell us or any of our major assets.

SUBSCRIPTION PROCEDURES

     In order to exercise rights, you must:

          (1) complete and sign your subscription warrant (with any signatures guaranteed if required, as described below); and

          (2) deliver the completed and signed subscription warrant, together with payment in full of the subscription price for each share for which you subscribe (See "The Offering--Subscription Payments") to the Subscription Agent before the expiration of the offering, unless delivery of the subscription warrant is effected pursuant to the guaranteed delivery procedures described below.

     If you do not indicate the number of shares to be subscribed for on your subscription warrant or guarantee notice (as applicable), or if you indicate a number of shares that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole shares that may be subscribed for, under both the Basic Subscription Right and the Oversubscription Right for the aggregate purchase price you delivered.

     If you subscribe for fewer than all of the shares represented by your subscription warrant you will generally be able to:

          (1) direct the Subscription Agent to attempt to sell your remaining rights; or

          (2) receive from the Subscription Agent a new subscription warrant representing your unused rights. See "The Offering--Method of Transferring Rights" below.

     Your signature on each subscription warrant you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

          (1) the shares to be issued are to be issued to the registered holder of the rights, as indicated on the subscription warrant; or

          (2) the subscription warrant is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States exercising for your account.

     If you hold shares of our common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to receive their investment decision and to obtain instructions and certifications with respect to their rights. If you are so instructed by a beneficial owner, you should complete the appropriate subscription warrant and, should the beneficial holder wish to exercise the Oversubscription Right, the related nominee holder certification, a form of which is included in the instructions distributed with the subscription warrants. You should submit these to the Subscription Agent with the proper payment.

     If you are a beneficial owner whose shares of our common stock are held for your account by another, you should give your instructions regarding your investment decision as to the rights attached to those shares to that holder.

     You should carefully read the instructions accompanying the subscription warrant and follow them closely. You should send your subscription warrant, with any payment, to the Subscription Agent. Do not send your subscription warrants to us.

     The method of delivery of the subscription warrant and the payment of the subscription price to the Subscription Agent is at your election and risk. If you send your subscription warrant and payments by mail, they should be sent by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration time.

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or reject the purported exercise of any right because of any defect or irregularity. Neither the Subscription Agent nor we are under any duty to notify you of any such defect or irregularity, and will not be held liable for any failure to notify you of any such defect or irregularity. We also reserve the right to reject any exercise if it is not in accordance with the terms of this offering, not in proper form or if it could be deemed unlawful or materially burdensome. See "The Offering--Regulatory Limitation" below.

     You should direct any questions or requests for assistance concerning the method of exercising rights, or requests for additional copies of this prospectus supplement and the accompanying prospectus, the instructions or the notice of guaranteed delivery to the Subscription Agent, Mellon Investor Services LLC, 44 Wall Street, 7th Floor, New York, New York 10005 (telephone:
(866) 825-8874).

     If you do not exercise your rights prior to 5:00 p.m. Eastern Standard Time on March 5, 2002, the expiration date as the same may be extended, they will expire and be null and void. See "The Offering--Expiration Date" above.

SUBSCRIPTION PAYMENTS

     You must pay for all shares you subscribe for by:

          (1) check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to Mellon Investor Services LLC as Subscription Agent; or

          (2) by wire transfer of funds to the account which the Subscription Agent maintains for this purpose at the Chase Manhattan Bank, New York, NY, ABA No. 021-000-021, Mellon Investor Services, LLC, MISC Reorg. Control A/C 323-885489 WFS FINANCIAL, Attn: Evelyn O'Connor, telephone number (201) 296-4515.

     The subscription price will be considered received by the Subscription Agent only upon:

          (1) clearance of an uncertified check;

          (2) receipt by the Subscription Agent of a certified or cashier's check or bank draft drawn upon a United States bank or of a postal, telegraphic or express money order; or

          (3) receipt of funds wired to the Subscription Agent's account designated above.

     Funds paid by uncertified personal check may take several business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. To avoid disappointment caused by a failure of your subscription due to your payment not clearing prior to the March 5, 2002 expiration date, we urge you to consider payment by means of certified or cashier's check, money order or wire transfer of funds. We highly recommend that if you intend on paying the subscription price by personal check, your subscription payment must be received by the Subscription Agent no later than seven (7) business days prior to the expiration date, as extended. If your check does not clear before the expiration date, as extended, you will not receive any shares, and our only obligation will be to return your subscription payment, without interest.

INTEREST ON SUBSCRIPTION FUNDS

     We have entered into an agreement with the Subscription Agent that will permit interest to be paid to subscribing holders of the rights, subject to the limitations described in this section of the prospectus. The Subscription Agent will pay interest on immediately available funds tendered in connection with the exercise of Basic Subscription Rights and Oversubscription Rights. Immediately available funds for this purpose are funds tendered by you in the form of

     - certified or cashier's check or bank draft drawn upon a United States bank,

     - United States postal, telegraphic or express money order, or

     - wire transfer to the Subscription Agent's account designated above.

     Subscription funds tendered by uncertified personal check will not accrue interest and no interest will be paid on those funds.

     Interest will accrue on immediately available funds beginning upon the date of their receipt by the Subscription Agent, through the day prior to the day on which funds are delivered to us following the expiration date of this offering, or the termination date if we terminate the offering. Interest accrued, less a service fee charged pro rata to all immediately available funds tendered, will be disbursed by the Subscription Agent promptly after the expiration date. No assurance can be given as to the effective interest rate which will be earned on subscription funds which are immediately available funds, as the effective interest rate will be affected by the amount of the service fee and the service fee will be the sum of a fixed amount and a percentage of all interest earned.

NOTICE OF GUARANTEED DELIVERY

     If you wish to exercise your rights, but you will not be able to deliver your subscription warrant to the Subscription Agent prior to the expiration of the offering, you may nevertheless exercise the rights if:

          (1) before the expiration of the offering, the Subscription Agent receives:

             (a) payment for each share you subscribe for pursuant to your Basic Subscription Right and, if applicable, your Oversubscription Right and

             (b) a guarantee notice from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or from a commercial bank or trust company having an office or correspondent in the United States, guaranteeing the delivery to the Subscription Agent of the subscription warrant evidencing the rights to be exercised within three (3) Nasdaq National Market(R) trading days following the date of that notice; and

          (2) within this three (3) Nasdaq National Market(R) trading day period, the Subscription Agent receives the properly completed subscription warrant with any signatures guaranteed as required.

     You may deliver the guarantee notice referred to above to the Subscription Agent in the same manner as you would deliver the subscription warrant. Eligible institutions may deliver the notice of guaranteed delivery by telegram or facsimile transmission (telecopier no. (201) 296-4293). To confirm facsimile deliveries, please call (201) 496-4860. You should refer to the form titled "Notice of Guaranteed Delivery," which is provided with the "Instructions as to Use of Subscription Warrants" distributed with the subscription warrant for the information and representations required in the guarantee notice.

NO REVOCATION

     Once you have exercised your Basic Subscription Right and, if you so elect, your Oversubscription Right, you may not revoke that exercise unless we elect to amend the offering. If we elect to amend the offering, you will have the right to cancel your subscription and promptly receive back any funds you have delivered, with interest if you subscribed using immediately available funds, or to reaffirm your exercise of your subscription rights under the terms of the offering as so amended.

METHOD OF TRANSFERRING RIGHTS

     We anticipate that the rights will trade on the Nasdaq National Market(R) under the symbol "WFSIR" and may be purchased and sold through usual investment channels until the close of business on the last trading day prior to the March 5, 2002 expiration date, as that date may be extended.

     You may transfer all of the rights evidenced by a single subscription warrant by endorsing the subscription warrant for transfer in accordance with the accompanying instructions. You may transfer a portion of the rights evidenced by a single subscription warrant, but not fractional rights, by delivering to the Subscription Agent a subscription warrant properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue to it a new subscription warrant evidencing the transferred rights. In that event, a new subscription warrant evidencing the balance of the rights will be issued to you or, if you so instruct, to an additional transferee, or will be sold by the Subscription Agent in the manner described below upon your instructions.

     You may also sell any of the rights evidenced by a subscription warrant through the Subscription Agent by delivering to it the subscription warrant properly executed for sale by the Subscription Agent. If you wish to have the Subscription Agent sell only a portion of the rights evidenced by a single subscription warrant, you should instruct the Subscription Agent regarding the action to be taken with respect to the rights that you do not want to be sold. The Subscription Agent must receive your order to sell rights at or prior to 11:00 a.m., Eastern Standard time, on the third trading day before the March 5, 2002 expiration date. Promptly following the March 5, 2002 expiration date, the Subscription Agent will send you a check for the net proceeds from the sale of any rights sold on your behalf. If the Subscription Agent is able to sell any rights, the sale price will be the weighted average sale price of all rights sold by the Subscription Agent, less expenses. The Subscription Agent's obligation to execute orders is subject to its ability to find buyers, and if it cannot fill all sale orders, sale proceeds will be prorated based on the number of rights each holder has asked the Subscription Agent to sell. If any of your rights cannot be sold by the Subscription Agent by 5:00 p.m., Eastern Standard time, on the third trading day before the March 5, 2002 expiration date, they will be returned to you promptly by mail.

     You should take into account that transfers, particularly those requiring the issuance of a new subscription warrant, can take several business days. Neither we nor the Subscription Agent will have any liability if subscription warrants or any other required documents are not received in time for exercise or sale prior to the March 5, 2002 expiration date.

     You will be issued a new subscription warrant upon the partial exercise or sale of rights only if the Subscription Agent receives a properly endorsed subscription warrant before 5:00 p.m., Eastern Standard time, on the third trading day before the March 5, 2002 expiration date. Unless you make other arrangements with the Subscription Agent, a new subscription warrant issued after 5:00 p.m., Eastern Standard time, on the fifth business day before the expiration of the offering will be held for pick-up at the Subscription Agent's hand delivery address. You assume all risk associated with the delivery of a newly issued subscription warrant.

     You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

PROCEDURES FOR DTC PARTICIPANTS

     We anticipate that the rights will be eligible for transfer, and the exercise of the Basic Subscription Right and the Oversubscription Right may be effected through the facilities of The Depository Trust Company, or DTC.

SUBSCRIPTION AGENT

     The Subscription Agent is Mellon Bank, N.A. The Subscription Agent's address, to which you must make any required deliveries, is:

          If by mail:                       If by hand:                 If by overnight courier:
  Mellon Investor Services LLC      Mellon Investor Services LLC      Mellon Investor Services LLC
      Post Office Box 3301            120 Broadway, 13th Floor            85 Challenger Road--
   South Hackensack, NJ 07606            New York, NY 10271                 Mail Drop-Reorg
      Attn: Reorganization              Attn: Reorganization           Ridgefield Park, NJ 07660
           Department                        Department             Attn: Reorganization Department

     Facsimiles to the Subscription Agent should be sent to (201) 296-4293. If you send a facsimile to the Subscription Agent, you should confirm that your facsimile has been received by contacting the Subscription Agent. The telephone number to confirm receipt of facsimiles is (201) 496-4860.

     We will pay the fees and expense of the Subscription Agent (except for fees and expenses relating to the sale of rights by the Subscription Agent and the calculation, allocation and delivery of interest on immediately available funds), and have agreed to indemnify the Subscription Agent against certain liabilities that it may incur in connection with this offering.

FOREIGN STOCKHOLDERS; STOCKHOLDERS WITH APO OR FPO ADDRESSES

     If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, a subscription warrant will not be mailed to you, but rather will be held by the Subscription Agent for your account. To exercise the rights, you must notify the Subscription Agent prior to 11:00 a.m., Eastern Standard time, on the second trading day before the March 5, 2002 expiration date, at which time, if no contrary instructions have been received, the Subscription Agent will try to sell the rights. If your rights can be sold, the Subscription Agent will send you a check for the proceeds (based on the weighted average price of all rights sold by the Subscription Agent and less expenses) by mail. If the Subscription Agent does not know your address or cannot contact you, it will hold the proceeds from sale of your rights in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the date of this prospectus will be turned over to us.

REGULATORY LIMITATION

     We will not be required to issue shares pursuant to this offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if such clearance or approval has not been obtained at the expiration of this offering.

WITHDRAWAL OF THIS OFFERING

     We reserve the right to withdraw this offering for any reason and at any time prior to 5:00 p.m. Pacific Standard Time on the March 5, 2002 expiration date, in which event we will cause all funds received to be promptly returned, with interest if you subscribed using immediately available funds.

ISSUANCE OF THE COMMON STOCK

     The Subscription Agent will issue to you certificates representing shares purchased in this offering as soon as practicable after the March 5, 2002 expiration date. The Subscription Agent will retain all funds delivered to it in payment of the subscription price until such certificates are issued. If you are allocated less than all the shares for which you subscribed, the Subscription Agent will return excess funds to you, with interest if you subscribed using immediately available funds, as soon as practicable after the Expiration Date. You will have no rights as a shareholder with respect to shares subscribed for until the certificates are issued.

NO BOARD RECOMMENDATION

     In making any investment decision to exercise or transfer rights, you must consider your own best interests. None of the members of the board of directors makes any recommendation as to whether you should exercise or transfer your rights.

NO EFFECT ON STOCK OPTIONS OR BONUS INTERESTS

     No adjustments will be made in connection with the rights offering to any options or bonus interests issued by us under our stock incentive plans or our senior management bonus plan or to the number of shares reserved for issuance under any of our stock incentive plans.

             SHARES OF COMMON STOCK OUTSTANDING AFTER THE OFFERING

     Assuming we issue all of the 5,571,229 shares of common stock being offered by this prospectus, we will then have approximately 40,391,408 shares of common stock issued and outstanding. This would represent a 16% increase in the number of outstanding shares of our common stock. If you are an existing stockholder and you do not exercise your subscription rights, the percentage of our common stock outstanding that you hold will be decreased by approximately 14% after the offering.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     This section discusses material federal income tax consequences of the rights offering to:

     - beneficial owners of common stock upon distribution of the rights,

     - holders of rights upon the exercise of rights, and

     - holders of rights upon the disposition of the rights.

The law firm of Mitchell, Silberberg & Knupp LLP is our tax counsel. The opinions of that firm expressed in this section have been prepared by that firm based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change. Their opinions are limited to U.S. taxpayers who hold our common stock and will hold the rights and any shares acquired upon the exercise of rights as capital assets. Their opinions do not include any tax consequences under state, local and foreign law. You should consult with your own tax advisor concerning your own tax situation or special tax considerations that may apply to you, including without limitation foreign, state and local laws that may apply. Subject to the limitations set forth in this paragraph, Mitchell, Silberberg & Knupp LLP is of the opinion that the material federal income tax consequences to a shareholder of the receipt, exercise or disposition of the rights distributed with this prospectus are as follows:

     No Gain on Receipt of Rights. As an owner of common stock, you will not recognize taxable income as a result of our distribution of the rights to you.

     Exercise of Rights. You will not recognize any gain or loss upon the exercise of rights. Your basis in the shares you acquire through your exercise of the rights will be equal to the sum of the subscription price you pay for such shares and your basis in those rights, if any. The holding period for the shares you acquire through your exercise of the rights will begin on the day following the date of acquisition.

     Sale of Rights. If you sell the rights you will recognize capital gain or loss equal to the difference between the sale proceeds and the basis, if any, in the rights sold. The capital gain or loss you recognize will be long-term or short-term depending on whether your holding period for the rights is more than one year.

     Basis and Holding Period of Rights. Your tax basis in the rights distributed to you by us will be zero, unless (1) you sell or exercise the rights, and (2) either:

     - the fair market value of the rights on the date of distribution is 15% or more of the fair market value on that date of our common stock your already own, in which case you will be required to allocate a portion of your basis in the shares of our common stock you already own to the rights we are distributing to you, based upon the relative fair market value of the rights and common stock on the date of distribution, or

     - you elect under Section 307 of the Internal Revenue Code of 1986, as amended, to allocate a portion of your basis in the shares of our common stock you already own to the rights we are distributing to you, based upon the relative fair market value of the rights and common stock on the date of distribution.

     Your holding period with respect to the rights we are distributing to you will include your holding period for the common stock with respect to which the rights were distributed.

     Expiration of Rights. If the rights we are distributing to you as a holder of our common stock expire unexercised, you will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock you own.

     Purchasers of Rights. If you acquire rights by purchase, your tax basis in such rights will be equal to the purchase price paid for those rights, and your holding period for such rights will commence on the day following the date of their purchase. If you purchased rights and they expire unexercised, you will recognize a loss equal to your tax basis in the rights. Any loss recognized on the expiration of the rights acquired by purchase will be a capital loss if the common stock would be a capital asset in your hands.

     Backup Withholding. If you sell rights and receive payments, you may be subject to backup withholding at the rate of 31% on the payments received, unless (1) you are a corporation or are otherwise exempt and demonstrate the basis for the exemption if so required, or (2) provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding. Any amount withheld under these rules will be credited against your federal income tax liability.

                                 LEGAL MATTERS

     Certain legal matters with respect to the authorization and issuance of the common stock offered hereby will be passed upon for us by Mitchell, Silberberg & Knupp LLP, Los Angeles, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999 and each of the three years in the period ending December 31, 2000. These statements are included in a Form 8-K, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere is the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given their authority as experts in accounting and auditing.

                           FORWARD-LOOKING STATEMENTS

     Included in the Prospectus Summary and elsewhere in this prospectus are several "forward-looking statements." Forward-looking statements are those which use words such as "believe," "expect," "anticipate," "intend," "plan," "may," "will," "should," "estimate," "continue," or other comparable expressions. These words indicate future events and trends. Forward-looking statements are our current views with respect to future events and financial performance. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. The most significant risks and uncertainties we face are:

     - the level of chargeoffs, as an increase in the level of chargeoffs will decrease our earnings;

     - the ability to originate new loans in a sufficient amount to reach our needs, as a decrease in the amount of loans we originate will decrease our earnings;

     - a decrease in the difference between the average interest rate we receive on the loans we originate and the rate of interest we must pay to fund our cost of originating those loans, as a decrease will reduce our earnings;

     - the continued availability of sources of funding for our operations, as a reduction in the availability of funding will reduce our ability to originate loans;

     - the level of operating costs, as an increase in those costs will reduce our net earnings;

     - a change in general economic conditions; and

     - while we will perform the acts necessary to cause certain events to occur, final performance is subject to the affirmative acts of independent third parties over whom we have no control.

     There are other risks and uncertainties we face, including the effect of changes in general economic conditions and the effect of new laws, regulations and court decisions and those described under the caption "Risk Factors." You are cautioned not to place undue reliance on our forward-looking statements. You should carefully review the factors referred to in this prospectus and other documents we file from time to time with the SEC, including the quarterly reports on Form 10-Q and any reports on Form 8-K.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules relating to the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

     The following documents, all of which were previously filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus:

     - our Annual Report on Form 10-K for the year ended December 31, 2000, as amended on January 25, 2002;

     - our definitive Proxy Statement for our annual meeting held on May 2, 2001;

     - our Report on Form 8-K for March 1, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;
       and

     - our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2001.

     All other reports and documents filed by us after the date of this prospectus pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the common stock covered by this prospectus are also incorporated by reference in this prospectus and are considered to be part of this prospectus from the date those documents are filed.

     If any statement contained in a document incorporated by reference herein conflicts with or is modified by a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference into this prospectus, the statement made at the latest point in time should control. Any previous statements that have been subsequently altered should therefore not be considered to be a part of this prospectus. We will provide a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus to any person to whom a copy of this prospectus has been delivered free of charge upon request. Exhibits to such documents will not be provided unless the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Written requests for copies of any documents incorporated by reference should be directed to Guy Du Bose, Esq., General Counsel, WFS Financial, 23 Pasteur, Irvine, California 92618 (telephone 949-727-1002).

                                MATERIAL CHANGES

     There have been no material changes in our affairs which have occurred since the filing of our year 2000 Form 10-K which have not been fully disclosed in a subsequently filed Form 10-Q or Form 8-K.

                                   (WFS LOGO)

                                5,571,229 SHARES

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                JANUARY 22, 2002

--------------------------------------------------------------------------------
You may rely on the information contained in this prospectus. WFS Financial Inc has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee............................................  $ 10,118
Printing, Engraving and Mailing.............................   100,000
Legal Fees..................................................    75,000
Fees of Registrar and Transfer Agent........................    25,000
Fees of Subscription Agent..................................    25,000
Miscellaneous Fees..........................................    49,966
                                                              --------
  Total.....................................................  $285,084
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 204 of the California General Corporation Law permits a corporation to eliminate or limit a director's personal liability to the corporation for breach of the director's duties to the corporation or its stockholders with certain exceptions.

     The exceptions include intentional misconduct or knowing misconduct, acts or omissions not done in good faith, transactions from which a director derived an improper personal benefit, reckless acts, acts or omissions showing an unexcused pattern of inattention, transactions between the corporation and a director or between corporations having interrelated directors and improper distributions, loans and guarantees. Section 204 does not apply to officers in their capacities as such, even if they are also directors.

     Section 317 of the California General Corporation Law authorizes a corporation, in its discretion, to indemnify its directors, officers, employees and other agents in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses) imposed. The Articles of Incorporation and Bylaws of WFS Financial provide for indemnification of agents to the fullest extent permitted by law.

     Section 317 further permits a corporation to purchase and maintain insurance on behalf of its agents. Westcorp currently maintains officers' and directors' liability insurance for its officers and directors and for the officers and directors of its subsidiaries, including WFS Financial, with policy limits of $20 million. The coverage is composed of a primary insurance policy with limits of $10 million and an excess insurance policy with limits of $10 million. The aggregate deductible is $500,000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
 3.1      Certificate of Incorporation(1)
 3.2      Bylaws(1)
 4.1      Specimen WFS Financial Inc Common Stock Certificate(5)
 4.2      Form of Subscription Warrant
 5        Opinion of Mitchell, Silberberg & Knupp LLP with respect to
          Legality
 8        Opinion of Mitchell, Silberberg & Knupp LLP with respect to tax matters
10.1      Westcorp Incentive Stock Option Plan(2)
10.2      Westcorp Employee Stock Ownership and Salary Savings Plan(3)
10.3      Westcorp 1991 Stock Option Plan(4)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
10.4      1985 Executive Deferral Plan(1)
10.5      1988 Executive Deferral Plan II(1)
10.6      1992 Executive Deferral Plan III(1)
10.7      Transfer Agreement between WFS Financial Inc and Western
          Financial Bank, F.S.B., dated May 1, 1995(1)
10.8      Promissory Note of WFS Financial Inc in favor of Western
          Financial Bank, F.S.B., dated May 1, 1995(1)
10.9      Line of Credit Agreement between WFS Financial Inc and
          Western Financial Bank, dated June 15, 1992(12)
10.9.1    Amendment No. 1, dated as of August 1, 1999, to the
          Revolving Line of Credit Agreement between WFS Financial Inc and Western Financial Bank(12)
10.10     Tax Sharing Agreement between WFS Financial Inc and Western
          Financial Bank, F.S.B., dated January 1, 1994(1)
10.11     Master Reinvestment Contract between WFS Financial Inc and
          Western Financial Bank, F.S.B., dated May 1, 1995(1)
10.12     Amendment No. 1, dated as of June 1, 1995, to the Restated
          Master Reinvestment Reimbursement Agreement(11)
10.14     Form of WFS Financial Inc Dealer Agreement(5)
10.15     Form of WFS Financial Inc Loan Application(5)
10.16     Westcorp Employee Stock Ownership and Salary Savings Plan(7)
10.16.1   Amendment No. 1, dated as of December 1998, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(12)
10.16.2   Amendment No. 2, dated as of January 1, 1999, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(12)
10.16.3   Amendment No. 3, dated as of June 1, 1999, to Westcorp
          Employee Stock Ownership and Salary Savings Plan(12)
10.17     Amended and Restated WFS 1996 Incentive Stock Option Plan,
          dated January 1, 1997(6)
10.18     Promissory Note of WFS Financial Inc in favor of Western
          Financial Bank, F.S.B., dated August 1, 1997(11)
10.18.1   Amendment No. 1, dated February 23, 1999, to the Promissory
          Note of WFS Financial Inc in favor of Western Financial
          Bank(11)
10.18.2   Amendment No. 2, dated July 30, 1999, to the Promissory Note of WFS Financial Inc in favor of Western Financial Bank(11)
10.19     Investment Agreement between WFS Financial Inc and Western
          Financial Bank, F.S.B., dated January 1, 1996(11)
10.20     Management Services Agreement between WFS Financial Inc and
          Western Financial Bank, F.S.B., dated January 1, 1997(11)
10.21     Employment Agreement(8)(9)(10)
23.1      Consent of Independent Auditors, Ernst & Young LLP
23.2      Consent of Mitchell, Silberberg & Knupp (included in Exhibit
          5 and 8)
24        Power of Attorney (See page II-5)
99.1      Form of Subscription Agent Agreement between WFS Financial
          Inc and Mellon Investor Services LLC
99.2      Form of Information Agent Agreement between WFS Financial
          Inc and Mellon Investor Services LLC
99.3      Form of Instructions as to use of Subscription Warrants
99.4      Form of Notice of Guaranteed Delivery

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
99.5      Form of Letter to Stockholders of Record
99.6      Form of Letter from Brokers or Other Nominees to Beneficial
          Owners of Common Stock
99.7      Form of Instructions by Beneficial Owners to Brokers or
          Other Nominees
99.8      Form of Letter to Dealers and Other Nominees

 (1) Exhibits previously filed with WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

 (2) Exhibits previously filed with Westcorp Registration Statement on Form S-1 (File No. 33-4295), filed May 2, 1986 incorporated herein by reference under Exhibit Number indicated.

 (3) Exhibits previously filed with Westcorp Registration Statement on Form S-4 (File No. 33-34286), filed April 11, 1990 incorporated herein by reference under Exhibit Number indicated.

 (4) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 33-43898), filed December 11, 1991 incorporated herein by reference under Exhibit Number indicated.

 (5) Amendment No. 1, dated as of July 14, 1995 to the WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068) incorporated herein by reference under Exhibit Number indicated.

 (6) Exhibit previously filed with WFS Registration Statement on Form S-8 (File No. 33-7485), filed July 3, 1996 incorporated by reference under Exhibit Number indicated. Amendment No. 1 dated as of November 13, 1997 filed with the WFS Registration Statement on Form S-8 (File No. 333-40121) incorporated herein by reference under Exhibit Number indicated.

 (7) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 333-11039), filed August 29, 1996 incorporated herein by reference under Exhibit Number indicated.

 (8) Employment Agreement dated February 27, 1998 between WFS Financial Inc and Joy Schaefer (will be provided to the SEC upon request).

 (9) Employment Agreement dated February 27, 1998 between WFS Financial Inc, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(10) Employment Agreement, dated November, 1998 between WFS Financial Inc and Mark Olson (will be provided to the SEC upon request).

(11) Exhibits previously filed with Annual Report on Form 10-K of WFS Financial Inc for the year ended December 31, 1998 (File No. 33-93068) as filed on or about March 31, 1999.

(12) Exhibits previously filed with WFS Financial Inc Registration Statements on Form S-2 (File No. 333-91277) filed November 19, 1999 and subsequently amended on January 20, 2000 incorporated by reference under Exhibit Number indicated.

ITEM 17. UNDERTAKINGS

     The undersigned hereby undertakes as follows:

          (i) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (ii) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (iii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iv) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (v) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

          (vi) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (vii) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (viii) To supplement the prospectus, after expiration of the subscription period, to set forth the results of the subscription offer, the transactions, if any, of the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, if any, and the terms of any subsequent reoffering thereof. If any public offering of the securities is to be made by the underwriters on terms differing from those set forth on the cover of the prospectus, a post-effective amendment will be filed to set forth the terms of that offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on January 22, 2002.

                                          WFS Financial Inc

                                          By:      /s/ LEE A. WHATCOTT
                                            ------------------------------------
                                                      Lee A. Whatcott
                                            Senior Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of WFS Financial Inc, do hereby constitute and appoint each of Joy Schaefer, Lee A. Whatcott and Guy Du Bose or any of them acting alone, our true and lawful attorney-in-fact and agent, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statements that are to be effective upon filing pursuant to Rule 426(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and any of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable WFS Financial Inc to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                 /s/ ERNEST S. RADY                       Chairman of the Board      January 22, 2002
-----------------------------------------------------
                   Ernest S. Rady

                  /s/ JOY SCHAEFER                     Vice Chairman, Director and   January 22, 2002
-----------------------------------------------------    Chief Executive Officer
                    Joy Schaefer

                 /s/ JAMES R. DOWLAN                             Director            January 22, 2002
-----------------------------------------------------
                   James R. Dowlan

               /s/ JUDITH M. BARDWICK                            Director            January 22, 2002
-----------------------------------------------------
                 Judith M. Bardwick

                      SIGNATURE                                   TITLE                    DATE
                                                                 Director
-----------------------------------------------------
                   Bernard E. Fipp

                                                                 Director
-----------------------------------------------------
                   Duane A. Nelles

                 /s/ LEE A. WHATCOTT                      Senior Executive Vice      January 22, 2002
-----------------------------------------------------      President (Principal
                   Lee A. Whatcott                       Financial and Accounting
                                                       Officer) and Chief Financial
                                                                 Officer

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                        DESCRIPTION OF EXHIBIT                         PAGE
-------                       ----------------------                     ------------
 3.1       Certificate of Incorporation(1).............................
 3.2       Bylaws(1)...................................................
 4.1       Specimen WFS Financial Inc Common Stock Certificate(5)......
 4.2       Form of Subscription Warrant................................
 5         Opinion of Mitchell, Silberberg & Knupp LLP with respect to
           Legality....................................................
 8         Opinion of Mitchell, Silberberg & Knupp LLP with respect to tax matters.................................................
10.1       Westcorp Incentive Stock Option Plan(2).....................
10.2       Westcorp Employee Stock Ownership and Salary Savings
           Plan(3).....................................................
10.3       Westcorp 1991 Stock Option Plan(4)..........................
10.4       1985 Executive Deferral Plan(1).............................
10.5       1988 Executive Deferral Plan II(1)..........................
10.6       1992 Executive Deferral Plan III(1).........................
10.7       Transfer Agreement between WFS Financial Inc and Western
           Financial Bank, F.S.B., dated May 1, 1995(1)................
10.8       Promissory Note of WFS Financial Inc in favor of Western
           Financial Bank, F.S.B., dated May 1, 1995(1)................
10.9       Line of Credit Agreement between WFS Financial Inc and
           Western Financial Bank, dated June 15, 1992(12).............
10.9.1     Amendment No. 1, dated as of August 1, 1999, to the
           Revolving Line of Credit Agreement between WFS Financial Inc and Western Financial Bank(12)..............................
10.10      Tax Sharing Agreement between WFS Financial Inc and Western
           Financial Bank, F.S.B., dated January 1, 1994(1)............
10.11      Master Reinvestment Contract between WFS Financial Inc and
           Western Financial Bank, F.S.B., dated May 1, 1995(1)........
10.12      Amendment No. 1, dated as of June 1, 1995, to the Restated
           Master Reinvestment Reimbursement Agreement(11).............
10.14      Form of WFS Financial Inc Dealer Agreement(5)...............
10.15      Form of WFS Financial Inc Loan Application(5)...............
10.16      Westcorp Employee Stock Ownership and Salary Savings
           Plan(7).....................................................
10.16.1    Amendment No. 1, dated as of December 1998, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(12)........
10.16.2    Amendment No. 2, dated as of January 1, 1999, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(12)........
10.16.3    Amendment No. 3, dated as of June 1, 1999, to Westcorp
           Employee Stock Ownership and Salary Savings Plan(12)........
10.17      Amended and Restated WFS 1996 Incentive Stock Option Plan,
           dated January 1, 1997(6)....................................
10.18      Promissory Note of WFS Financial Inc in favor of Western
           Financial Bank, F.S.B., dated August 1, 1997(11)............
10.18.1    Amendment No. 1, dated February 23, 1999, to the Promissory
           Note of WFS Financial Inc in favor of Western Financial
           Bank(11)....................................................
10.18.2    Amendment No. 2, dated July 30, 1999, to the Promissory Note of WFS Financial Inc in favor of Western Financial
           Bank(11)....................................................
10.19      Investment Agreement between WFS Financial Inc and Western
           Financial Bank, F.S.B., dated January 1, 1996(11)...........

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                        DESCRIPTION OF EXHIBIT                         PAGE
-------                       ----------------------                     ------------
10.20      Management Services Agreement between WFS Financial Inc and
           Western Financial Bank, F.S.B., dated January 1, 1997(11)...
10.21      Employment Agreement(8)(9)(10)..............................
23.1       Consent of Independent Auditors, Ernst & Young LLP..........
23.2       Consent of Mitchell, Silberberg & Knupp (included in
           Exhibits 5 and 8)...........................................
24         Power of Attorney (See page II-5)...........................
99.1       Form of Subscription Agent Agreement between WFS Financial
           Inc and Mellon Investor Services LLC........................
99.2       Form of Information Agent Agreement between WFS Financial
           Inc and Mellon Investor Services LLC........................
99.3       Form of Instructions as to use of Subscription Warrants.....
99.4       Form of Notice of Guaranteed Delivery.......................
99.5       Form of Letter to Stockholders of Record....................
99.6       Form of Letter from Brokers or Other Nominees to Beneficial
           Owners of Common Stock......................................
99.7       Form of Instructions by Beneficial Owners to Brokers or
           Other Nominees..............................................
99.8       Form of Letter to Dealers and Other Nominees................

 (1) Exhibits previously filed with WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068), filed August 8, 1995 incorporated herein by reference under Exhibit Number indicated.

 (2) Exhibits previously filed with Westcorp Registration Statement on Form S-1 (File No. 33-4295), filed May 2, 1986 incorporated herein by reference under Exhibit Number indicated.

 (3) Exhibits previously filed with Westcorp Registration Statement on Form S-4 (File No. 33-34286), filed April 11, 1990 incorporated herein by reference under Exhibit Number indicated.

 (4) Exhibits previously filed with Westcorp Registration statement on Form S-8 (File No. 33-43898), filed December 11, 1991 incorporated herein by reference under Exhibit Number indicated.

 (5) Amendment No. 1, dated as of July 14, 1995 to the WFS Financial Inc Registration Statement on Form S-1 (File No. 33-93068) incorporated herein by reference under Exhibit Number indicated.

 (6) Exhibit previously filed with WFS Registration Statement on Form S-8 (File No. 33-7485), filed July 3, 1996 incorporated by reference under Exhibit Number indicated. Amendment No. 1 dated as of November 13, 1997 filed with the WFS Registration Statement on Form S-8 (File No. 333-40121) incorporated herein by reference under Exhibit Number indicated.

 (7) Exhibits previously filed with Westcorp Registration Statement on Form S-8 (File No. 333-11039), filed August 29, 1996 incorporated herein by reference under Exhibit Number indicated.

 (8) Employment Agreement dated February 27, 1998 between WFS Financial Inc and Joy Schaefer (will be provided to the SEC upon request).

 (9) Employment Agreement dated February 27, 1998 between WFS Financial Inc, Westcorp and Lee A. Whatcott (will be provided to the SEC upon request).

(10) Employment Agreement, dated November, 1998 between WFS Financial Inc and Mark Olson (will be provided to the SEC upon request).

(11) Exhibits previously filed with Annual Report on Form 10-K of WFS Financial Inc for the year ended December 31, 1998 (File No. 33-93068) as filed on or about March 31, 1999.

(12) Exhibits previously filed with WFS Financial Inc Registration Statements on Form S-2 (File No. 333-91277) filed November 19, 1999 and subsequently amended on January 20, 2000 incorporated by reference under Exhibit Number indicated.